Exhibit 99
CONTACTS
Paul Galant
Smith Barney Inc.
1-800-655-4811


FOR IMMEDIATE RELEASE:


IHS ANNOUNCES COMPLETION OF TENDER OFFER FOR ITS 9 5/8% NOTES AND 10 3/4% NOTES AND COMPLETION OF FINANCING

         Owings Mills, Maryland - May 30, 1997 - Integrated Health Services, Inc. (NYSE:IHS) announced today that it has accepted for payment an aggregate of $114,975,000 principal amount of its 95/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Notes") and $99,893,000 aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Notes" and together with the 9 5/8% Notes, the "Notes") which had been tendered pursuant to its previously announced cash tender offers and consent solicitations for the Notes (the "Offers").

         The Offers included the solicitation of consents to amend the indentures pursuant to which the 9 5/8% Notes and the 10 3/4% Notes were issued (the "Indentures") to eliminate or modify substantially all of the restrictive covenants contained in their respective Indentures. Holders of the 9 5/8% Notes and the 10 3/4% Notes were required to consent to the proposed amendments in order to tender their Notes for purchase pursuant to the Offers. As previously announced, holders of at least a majority in principal amount of each of the 9 5/8% Notes and the 10 3/4% Notes consented to the amendments to the respective Indenture. Acceptance for payment of the tendered Notes causes the amendments to the Indentures described in the Offers to become effective today, and the Indentures as modified by such amendments are binding on holders of Notes who did not tender pursuant to the Offers.

         The Notes accepted for payment represented approximately 99% of each issue of Notes. Approximately $25,000 aggregate principal amount of 9 5/8% Notes remain outstanding and approximately $107,000 aggregate principal amount of 10 3/4% Notes remain outstanding.

         The Company also announced the closing of its private sale of $450 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2007 (the "9 1/2% Notes"). The proceeds of this offering were used to finance the Offers and to repay indebtedness under the Company's bank credit facility. The 9 1/2% Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such Act or an applicable exemption from registration.





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         Integrated  Health  Services is a highly  diversified  health  services provider, offering a broad spectrum of post-acute medical and rehabilitative services through its nationwide healthcare network. IHS's post-acute services include home nursing services, home infusion services, subacute care, inpatient and outpatient rehabilitation, respiratory therapy, hospice care, and diagnostic services. Supporting the full continuum of healthcare needs, IHS currently operates over 1,000 post-acute service locations in 41 states throughout the U.S.

                                * * * * * * * * *

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 9 1/2% Notes nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.